Board Approval of Investment Advisory
 and Sub-advisory Agreements

Introduction

The Board of Trustees (the Board, members of which are referred to as Trustees) of each series of the AQR Funds (collectively, the Funds,), including the
Trustees who are not interested persons, as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the 1940 Act) of the Funds or its separate
Series (Independent Trustees), approved the initial
Investment Advisory Agreement (Advisory Agreement)
 between each Fund and AQR Capital Management, LLC (AQR) at an in-person meeting held on November 25, 2008.
Along with the Advisory Agreement, the Board also approved the initial Investment Sub-advisory Agreement
(Sub-advisory Agreement), on behalf of the AQR Diversified Arbitrage Fund (DAF), with CNH Partners, LLC (CNH).

Approval Process

In accordance with Section 15(c) of the 1940 Act, the Board requested, reviewed, and considered materials furnished by AQR and CNH relevant to the Boards consideration of whether to approve the Advisory Agreement and Sub-advisory Agreement. These materials included
 (a) memos drafted by AQR and CNH, describing personnel and services provided to the Funds;
 (b) private fund and composite performance summaries for strategies relevant to consideration of the Advisory Agreement;
 (c) information independently compiled and prepared by Lipper, Inc. (Lipper) relating to the proposed Fund fees and expenses;
 (d) a discussion of AQR and CNH financial statements; and
(e) a discussion of the AQR and CNH compliance programs and their regulatory exam histories.

In determining whether to approve the Advisory Agreement and Sub-advisory Agreement, the Board, including the
 Independent Trustees, considered the nature, extent and quality of the services to be provided by AQR and CNH; the costs of providing those services, including comparative information on fees and expenses; the profitability to AQR and CNH from their relationship with the Funds; whether the fee levels reflect economies of scale; and, if applicable, the performance history of any Fund.

The following is a summary of the Boards discussion and
 views regarding the factors it considered in evaluating the Advisory Agreement and the Sub-advisory Agreement:

The nature, extent and quality of the services to be provided by AQR and CNH. In connection with the nature and quality of the investment advisory and sub-advisory services to be provided to the Funds, the Board reviewed information regarding AQRs investment philosophy, which is based on the fundamental concepts of value and momentum.
AQR noted that its investment process is common to each Fund.
The Board also reviewed a description of CNHs investment process for the two main types of arbitrage strategies utilized by DAF: merger arbitrage and convertible arbitrage.

The Board then reviewed the extent of the advisory and sub-advisory services, which include the selection, trading and holding of portfolio securities and other investments by the Funds, consistent with the investment objectives, investment policies, investment restrictions, and risk controls for each Fund. The Board also reviewed a wide range of services provided to the Funds shareholders under a Shareholder Services Agreement with AQR.
 These services include access to performance information reporting, analysis and explanations of Fund reports, and electronic access to Fund information.

The Board considered information about how portfolio managers are compensated by AQR and CNH. They were advised that the firms employ a team-based approach in which all employees are compensated based on the firms overall performance.

The Board also reviewed the qualifications of both
 AQR and CNH as advisors.  Finally, the
 Independent Trustees had an opportunity to meet in Executive Session separately with counsel and then with representatives of AQR and CNH, including
Clifford Asness, Managing and Founding Principal of
 AQR, and John Liew, Founding Principal of AQR and one of the Funds Trustees. The Independent Trustees
 concluded that AQRs and CNHs personnel and management are experienced and can be expected to provide a high level of service to each Fund.

The costs of services to be provided by AQR and CNH.
  The Board, including the Independent Trustees, received and reviewed information regarding the fees to be paid by the Funds to AQR pursuant to the Advisory Agreement and to CNH pursuant to the Sub-advisory Agreement. The Board examined this information in order to determine the reasonableness of the fees in light of the nature and quality of services to be provided to the Funds.

To assist in this analysis, the Board received reports independently prepared by Lipper.
The reports showed comparative fee information for the Funds expense group and expense universe, including expense comparisons of contractual management fees and actual total operating expenses. The Board was advised that the advisory fees will be at or below the median of comparable funds and that the total fees and estimated expenses for each Fund were at the 66th percentile or better in each case, once the contractual fee waivers and reimbursements were reflected. Management provided data about the investment management fees for
AQR-managed hedge funds and the
investment advisory fees for AQRs separately managed accounts.

In connection with the CNH sub-advisory
fee, the Board was informed that the subadviser receives compensation for making day-to-day investment decisions, while the adviser receives compensation for the selection and supervision of the subadviser, as well as providing administrative support to the Funds. Here, the Board noted that in addition to the attractive advisory fee for this type of fund, CNH brings extensive experience to managing a unique product like the Diversified Arbitrage Fund, which has very few peers in the market. The Board also considered that the sub-advisory fee will be paid by AQR out of its management fee and not by the Fund.

Profits to be realized by AQR and CNH from their relationship to the Funds. The Board did not receive any information regarding the profitability of AQR or CNH with respect to the Funds activities, as the Funds had not yet commenced operation. In the future, both AQR and CNH will provide to the Board an annual estimate of their profitability with respect to Funds-related activities. The Board recognized that since AQR and CNH manage other accounts in addition to the Funds, estimates will invariably involve cost allocations based on judgment.

The Board also reviewed AQRs and CNHs unaudited financial statements. The purpose of the review was to help the Independent Trustees determine whether the firms had the necessary resources to provide high quality services to the Funds.

The Board concluded that, for each Fund, the advisory and for DAF sub-advisory fee is acceptable.

Investment Performance. Because the Funds are newly formed, the Board did not consider the investment performance of any Fund.

However, the Board did discuss the prior performance of the privately placed AQR International Equity Fund, L.P.
 and AQR Global Equity Fund, L.P., each of which is proposed to be reorganized with and into the corresponding registered AQR International Equity Fund and
AQR Global Equity Fund, and which is shown in the Funds Prospectus.

The Board concluded that AQR and CNH have the expertise and personnel to manage the Funds consistent with their investment objectives, policies and strategies.

Economies of Scale as Funds Grow. The Board noted that the Funds do not have breakpoints on their advisory or sub-advisory fees that would allow investors to benefit directly in the form of lower fees as fund assets grow. However, Management presented information to show that the fees were already set at a level that is competitive even relative to funds of much larger scale. Other Factors. The Board also received information regarding AQRs and CNHs brokerage and soft dollar practices.
 The Board considered that AQR and CNH will be responsible for decisions to buy and sell securities for the portfolios they manage, selection of broker-dealers and best execution, and aggregation and allocation of trade orders among the firms various advisory clients. The Board noted that neither AQR nor CNH presently intend to make use of soft dollars to acquire third-party research.

Conclusion

Fund counsel advised the Board concerning the statutory and regulatory requirements for approval and disclosure of investment advisory agreements.
 The Board, including the Independent Trustees, evaluated all of the foregoing and, considering all factors together, determined in the exercise of its business judgment that the terms of the Advisory Agreement and Sub-advisory Agreement were fair and reasonable and in the best interests of the Funds and the Funds shareholders.